Exhibit 10.2

SECOND AMENDMENT TO GUARANTY

This Second Amendment to Guaranty, dated as of December 17, 2008 (this “Second Amendment”) is by and between JER Investors Trust Inc., a Maryland corporation (the “Guarantor”) and J.P. Morgan Securities Inc. (“JPMSI”).

WHEREAS, the parties hereto have entered into that certain Guaranty dated as of September 12, 2008 (the “Original Guaranty”), which Original Guaranty was amended pursuant to that certain Amendment to Guaranty dated as of September 26, 2008 by and between Guarantor and JPMSI (the “First Amendment; the Original Guaranty and the First Amendment, collectively, the “Guaranty”); and

WHEREAS, the parties hereto acknowledge and agree that they wish to further amend the Guaranty as more particularly set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor and JPMSI hereby agree as follows:

1.           Section 10 of the Guaranty is hereby deleted in its entirety, and the following is hereby substituted therefor:

“10.        Covenants.  On and as of the date hereof and each Purchase Date and until the Repurchase Agreement is no longer in force with respect to any Transaction, the Guarantor covenants that Counterparty and Guarantor will not, without the prior written consent of JPMSI:

(a)           permit the combined ratio of total indebtedness to Tangible Net Worth of Guarantor and its consolidated subsidiaries to be greater than 5.00:1.00, it being understood and agreed that for purposes of this Section 10(a), total indebtedness shall not include any indebtedness related to any trust, common and preferred securities and/or junior subordinated debentures.

(b)           permit the combined Tangible Net Worth of Guarantor to fall below an amount equal to $75,000,000, provided however, that at any time and for so long as Guarantor’s combined Tangible Net Worth is less than $100,000,000, Guarantor shall not pay any dividends to Guarantor’s shareholders except to the extent necessary for Guarantor to continue to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

(c)           permit at any time the sum on a consolidated basis of cash and cash equivalents held free and clear of any liens or encumbrances by Guarantor to fall below an amount equal to 10% of total outstanding Senior Secured Recourse Indebtedness.

(d)           incur any new and/or additional Recourse Indebtedness, it being understood and agreed that for purposes of this Section 10(d), Recourse Indebtedness shall not include trade payables, any accrued liabilities and/or liabilities under any interest rate swaps or other interest rate protection agreements.

Guarantor’s compliance with the covenants set forth in this paragraph 10 must be evidenced by financial statements and by a Covenant Compliance Certificate in the form of Exhibit I to the Repurchase Agreement furnished together therewith, as provided by Counterparty to JPMSI pursuant to paragraph 10 of the Repurchase Agreement, and compliance with all such covenants is subject to continuing verification by JPMSI.

For purposes of this paragraph 10, the following definitions shall apply:

“Recourse Indebtedness” shall mean total outstanding indebtedness, excluding (i) any non-recourse financing facilities and (ii) any indebtedness related to any trust, common and preferred securities and/or junior subordinated debentures.

“Senior Secured Recourse Indebtedness”  shall mean total outstanding secured indebtedness, ranking senior in priority, excluding (i) any non-recourse financing facilities and (ii) trade payables, dividends payable, any accrued liabilities and/or liabilities under any interest rate swaps or other interest rate protection agreements.

“Tangible Net Worth” shall mean, as of a particular date, the sum of (a) all amounts which would be included under stockholders’ equity of such person and its consolidated subsidiaries, if any, on a balance sheet of such person and its consolidated subsidiaries at such date, determined in accordance with GAAP, together with any capital contributions committed to such person and its consolidated subsidiaries, if any, that are available to be called, plus (b) any indebtedness related to any trust, common and preferred securities and/or junior subordinated debentures less (c) intangible assets of such person and its consolidated subsidiaries, if any.”

Except as otherwise set forth herein, the Guaranty shall remain unchanged and in full force and effect.  From and after the date hereof, any reference to the Guaranty shall be a reference to the Guaranty as amended hereby.

THIS SECOND AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PRINCIPLES THAT WOULD DESIGNATE THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the undersigned have caused this Second Amendment to be duly executed and delivered as of the day and year first written above.

J.P. MORGAN SECURITIES INC.		JER INVESTORS TRUST INC.

By:	/s/ Clark M. Murphy	By:	/s/ Mark S. Weiss
Name:	Clark M. Murphy	Name:	Mark S. Weiss
Title:	Executive Director	Title:	President